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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-A
                                (Amendment No. 1)
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                                   AETNA INC.
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             (Exact name of registrant as specified in its charter)

               Connecticut                               02-0488491
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(State of incorporation or organization)       (IRS Employer Identification No.)

           151 Farmington Avenue
           Hartford, Connecticut                                 06156
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 (Address of principal executive offices)                     (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

                                                 Name of each exchange on which
  Title of each class                            each class is to be registered
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Class B Voting Preferred Stock, Series A,            New York Stock Exchange
      Purchase Rights

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

      This Amendment No. 1 amends the Registrant's registration statement on Form 8-A dated October 15, 1999 in connection with the Registrant's listing of the Preferred Stock Purchase Rights on the New York Stock Exchange.

      This Amendment No. 1 is being filed to amend Item 1 of this Registration Statement and includes as an exhibit to this Registration Statement the First Amendment to the Rights Agreement dated as of July 27, 2000 between the Registrant and First Chicago Trust Company of New York. Except as amended hereby, there are no other changes to this Registration Statement.

      Item 1.  Description of Registrant's Securities to be Registered.

      Item 1 is hereby amended by adding the following thereto:

      On July 19, 2000, in connection with the Agreement and Plan of Restructuring and Merger dated as of July 19, 2000 (the "Merger Agreement") among ING America Insurance Holdings, Inc., a Delaware corporation ("ING America"), ABN Acquisition Corp., a Connecticut corporation and a wholly owned subsidiary of ING America ("Merger Sub"), Aetna Inc., a Connecticut corporation (the "Company") and, for limited purposes only, ING Groep N.V., a corporation organized under the laws of the Netherlands ("ING"), the Board of Directors of the Company unanimously approved the amendment of certain terms of the Rights Agreement dated as of September 24, 1999 between the Company and First
Chicago Trust Company of New York, as Rights Agent (as amended the "Rights Agreement") to, among other things, make the Rights Agreement inapplicable to the transactions contemplated by the Merger Agreement and to cause the Rights to expire concurrently with the consummation of such transactions. The Company then executed the First Amendment to the Rights Agreement dated as of July 19, 2000 (the "Rights Agreement Amendment"). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Rights Agreement.

      The Rights Agreement Amendment amends the definition of Beneficial Owner in Section 1 of the Rights Agreement by adding an additional proviso to follow the first proviso to such definition. The additional proviso provides that: neither ING nor any Affiliate of ING shall be deemed, solely by reason of the Merger Agreement, to have Beneficial Ownership of or to "beneficially own" or to be a Beneficial Owner of any securities of the Company for purposes of the Rights Agreement.

      The Rights Agreement Amendment also amends the definition of Final Expiration Date in Section 1 of the Rights Agreement by deleting the definition of "Final Expiration Date" and replacing it with the following: "the earlier of
(i) the "Distribution Time" (as defined in the Distribution Agreement to be entered into pursuant to the Merger Agreement) and (ii) the close of business on November 8, 2009."

      Finally, the Rights Agreement Amendment provides that, notwithstanding any provision of the Rights Agreement to the contrary, neither the execution of the Merger Agreement nor the consummation of the transactions contemplated thereby shall, in and of itself, result in the occurrence of a "Distribution Date," " Stock Acquisition Date" or "Triggering Event" under the Rights Agreement.

      The Rights Agreement Amendment is attached hereto as Exhibit 2, which is incorporated herein by reference. The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to that Exhibit.


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      Item 2.  Exhibits

      Item 2 is hereby amended by adding the following thereto:

      2. First Amendment, dated as of July 27, 2000, to the Rights Agreement between Aetna Inc. and First Chicago Trust Company of New York, as Rights Agent.




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                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          AETNA INC.



                                          By: /s/Alfred. P. Quirk, Jr.
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                                            Alfred P. Quirk, Jr.
                                            Vice President-Finance and Treasurer


July 28, 2000


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